EXHIBIT 99.1

Global Crossing (UK) Telecommunications Limited

Quarterly Report

for the Quarterly Period Ended March 31, 2005

Global Crossing (UK) Telecommunications Limited is hereby furnishing its

Quarterly Report for the quarterly period ended March 31, 2005 to the holders of the senior secured notes of Global Crossing (UK) Finance Plc.

Global Crossing (UK) Telecommunications Limited

Global Crossing (UK) Telecommunications Limited

Condensed Consolidated Profit and Loss Accounts (unaudited)

(in thousands)

		Three months ended March 31,
	Note	2004	2005
Turnover	3	£67,798	£60,404
Cost of sales		(50,417)	(42,230)

Gross profit		17,381	18,174

Distribution costs		(2,785)	(2,552)
Administrative expenses		(12,305)	(17,403)

		(15,090)	(19,955)

Operating profit/(loss)		2,291	(1,781)

Finance charges, net		(2,423)	(7,123)

Loss on ordinary activities before taxation		(132)	(8,904)
Taxation on loss on ordinary activities	5	—	3,285

Loss for the period		£(132)	£(5,619)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Global Crossing (UK) Telecommunications Limited

Condensed Consolidated Statements of Total Recognized Gains and Losses (unaudited)

(in thousands)

		Three months ended March 31,
	Note	2004	2005
Loss for the period		£(132)	£(5,619)
Actuarial gain/(loss) relating to the pension scheme			960
Gain on derivative instrument		—	706

Total recognized gains and losses relating to the period		£(132)	£(3,953)

Prior period adjustments:
Pensions accounting	4		(4,879)
Derivatives accounting	4		(2,398)

Total recognized gains and losses relating to the period since last report			£(11,230)

Prospective application of Financial Reporting Standard 17 has resulted in the adjustment being posted through the Condensed Consolidated Statement of Total Recognized Gains and Losses.

The accompanying notes are an integral part of these condensed consolidated financial statements

Global Crossing (UK) Telecommunications Limited

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	December 31, 2004	March 31, 2005
	(As restated— Note 4)
Fixed assets
Goodwill	£—	£—
Tangible assets	186,477	177,355
Trade investment	4	4

	186,481	177,359

Current assets
Debtors: amounts receivable in less than one year (including amounts receivable from group companies of £3,802 and £6,755, respectively)	65,138	72,542
Debtors: amounts receivable in more than one year	18,422	16,653
Investment—short term deposits	20,727	—
Cash at bank and in hand	466	22,431

	104,753	111,626
Creditors: amounts falling due within one year (including amounts owed to group companies of £5,743 and £8,416, respectively)	(94,407)	(101,328)

Net current assets	10,346	10,298

Total assets less current liabilities	196,827	187,657
Creditors: amounts falling due after more than one year	(345,911)	(345,256)
Provisions for liabilities and charges	(12,481)	(12,798)

Net liabilities	£(161,565)	£(170,397)

Capital and reserves
Called-up share capital	£101	£101
Share premium	21,895	21,895
Profit and loss account	(183,561)	(192,393)

Equity shareholder’s deficit	£(161,565)	£(170,397)

The condensed consolidated balance sheet at December 31, 2004 has been restated to reflect the adoption of a new accounting policy on January 1, 2005 (see Note 4).

The accompanying notes are an integral part of these condensed consolidated financial statements.

Global Crossing (UK) Telecommunications Limited

Condensed Consolidated Cash Flow Statements (unaudited)

(in thousands)

		Three months ended March 31,
	(Note)	2004	2005
Net cash inflow from operating activities	6	£6,289	£5,676
Returns on investments and servicing of finance		(274)	(417)
Capital expenditure		(2,704)	(2,492)

Cash inflow before management of liquid resources and financing		3,311	2,767
Management of liquid resources		12,000	20,727
Financing		(23,337)	(1,529)

Increase/(decrease) in cash		£(8,026)	£21,965

Reconciliation of Net Cash Flow to Reduction/(Increase) in Net Debt

	Three months ended March 31,
	2004	2005
Increase/(decrease) in cash in the period	£(8,026)	£21,965
Cash inflow from decreases in short term deposits	(12,000)	(20,727)
Cash outflow from repayments of loans provided by group companies	22,733	—
Cash inflow from loans provided by group companies	(160)	—
Cash outflow from repayment of finance lease obligations	1,840	1,639

Change in net debt resulting from cash flow	4,387	2,877
Foreign exchange movements on loans to group companies	(3)	—
Foreign exchange movements on senior secured notes	—	(2,054)
Amortization of deferred finance fees	—	(272)
Amortization of discount on senior secured notes	—	(75)
Changes in lease related accruals	(254)	(1,248)
Disposal of finance leases	1,556	—
New finance leases	(744)	(360)

Reduction/(increase) in net debt	4,942	(1,132)
Net debt at beginning of period	(321,464)	(213,757)

Net debt at end of period	£(316,522)	£(214,889)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Global Crossing (UK) Telecommunications Limited

Notes to the Condensed Consolidated Financial Statements (unaudited)

1. Description of Business

Global Crossing (UK) Telecommunications Limited (the “Company”), a company registered in England and Wales, is one of the leading providers in the United Kingdom (UK) of managed network communications services. The Company provides a wide range of telecommunications services, including voice, data and Internet Protocol (“IP”) services to government and other public sector organizations, major corporations and other communications companies, marketing these services through two channels, commercial services and carrier services.

The Company is an indirect, wholly owned subsidiary of, and part of a group of companies (the “Group Companies” or the “GC Group”) owned by, Global Crossing Limited, a company organized under the laws of Bermuda (“GCL”). GCUK’s immediate parent company is Global Crossing BidCo Limited, a company organized under the laws of England and Wales, which is an indirect wholly owned subsidiary of GCL.

2. Accounting Policies

Basis of preparation

The accompanying unaudited condensed consolidated financial statements have been prepared on the basis of the accounting policies as set forth in the Company’s audited consolidated financial statements for the year ended December 31, 2004 which are located in the 2004 Annual Report to Senior Note Holders except for the new accounting policies discussed below. These financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to present the financial results for these interim periods fairly. Certain information and footnote disclosures normally included in financial statements prepared in accordance with applicable UK accounting standards (“UK GAAP”) have been condensed or omitted. Accordingly, these financial statements should be read in conjunction with the audited consolidated financial statements and related notes thereto for the year ended December 31, 2004. Interim results are not necessarily indicative of results to be expected for the full year.

Use of estimates

The preparation of condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of turnover and expenses during the reporting period. Actual results could differ from those estimates. The estimates are based on historical factors, current circumstances and the experience and judgment of the Company’s management. The Company evaluates its assumptions and estimates on an ongoing basis and may employ outside experts to assist in the evaluation.

Accounting policies adopted in the period

Pension costs

Financial Reporting Standard (“FRS”) 17 “Retirement Benefits” (“FRS 17”) was issued in November 2000. The Company adopted the provisions of FRS 17 at January 1, 2005. Upon adoption the assets of the defined benefit pension schemes are measured at their market value at the balance sheet date and the liabilities of those schemes are measured using the projected unit method. The extent to which the schemes’ assets exceed/fall short of their liabilities is shown as a surplus/deficit in the balance sheet to the extent that a surplus is recoverable by the group or that a deficit represents an obligation of the Company.

The following is recorded in operating profit:

•	the increase in the present value of pension scheme liabilities arising from employee service in the current period;

•	the increase in the present value of pension scheme liabilities as a result of benefit improvements, over the period during which such improvements vest; and

•	gains and losses arising on settlements/curtailments

Global Crossing (UK) Telecommunications Limited

Notes to the Condensed Consolidated Financial Statements (unaudited)—(Continued)

A credit in respect of the expected return on the schemes’ assets and a charge in respect of the increase during the period in the present value of the schemes’ liabilities because the benefits are one period closer to settlement are included in other finance income. Actuarial gains and losses are recognized in the consolidated statements of total recognized gains and losses.

The impact of FRS 17 is further explained in Note 4 to the unaudited condensed consolidated financial statements. Given the immateriality of the cumulative adjustments and of the impact on each prior period, and the significant cost of achieving audited financial statements which reflect a retroactive adoption of FRS 17 through restatement for the comparative years ended December 31, 2002 and 2003, the Company has not restated prior periods. The consolidated financial statements for the year ended December 31, 2005 will be prepared on the basis of IFRS.

Derivative Instruments

FRS 26 “Financial Instruments: Measurement” (“FRS 26”) and FRS 25 “Financial Instruments: Disclosure and Presentation” (“FRS 25”) were issued in December 2004. The Company has elected to apply the provisions of FRS 26 and FRS 25 at January 1, 2005. Upon adoption of FRS 26, the Company was required to record its derivative instruments at fair value as either assets or liabilities on its balance sheets. Changes in the fair values of derivative instruments that are not designated as hedges and/or any ineffective portion of hedges are required to be recognized in the Company’s consolidated profit and loss accounts in the current period. Changes in the fair values of the derivative instruments used effectively as fair value hedges are required to be recognized in the consolidated profit and loss accounts, offset by the change in the value of the hedged item. Changes in the fair value of the effective portions of cash flow hedges are required to be reported in the consolidated statements of total recognized gains and losses and to be recognized in the consolidated profit and loss accounts when the hedged item is recognized in the consolidated profit and loss accounts. FRS 25 will be applied in presenting and disclosing information about all types of financial instruments, both recognized and unrecognized. The adoption of FRS 26 has not had a material impact on the Company’s results of operations. The adoption has had a material impact on the Company’s financial position. The impact is further explained in Note 4 to the condensed consolidated financial statements. Comparative figures have been restated for FRS 26. The adoption of FRS 25 had no impact on the reported results in the comparative period.

FRS 23 “Effects of Changes in Foreign Exchange Rates” (“FRS 23”) was also issued in December 2004. The Company also adopted the provisions of FRS 23 at January 1, 2005. FRS 23 prescribes how a company should include foreign currency transactions and foreign operations in their financial statements and how it should translate financial statements into a presentation currency. The adoption of FRS 23 has not had a material impact on the Company’s results of operations or its financial position.

3. Turnover

	Three months ended March 31,
	2004	2005
	(in thousands)
Provision of telecommunication services	£66,624	£59,210
Long term indefeasible rights to use (“IRU”) agreements	1,174	1,194

Total turnover	£67,798	£60,404

The Company operates as one business segment with turnover derived from two types of third party customers, commercial enterprise and carrier customers located in the UK, and from Group Companies. The commercial enterprise customers are made up of public sector clients, rail industry and other commercial organizations. The carrier customers are mobile and fixed line operators with capacity requirements in the UK. The Company services these customers with assets and personnel located in the UK.

Global Crossing (UK) Telecommunications Limited

Notes to the Condensed Consolidated Financial Statements (unaudited)—(Continued)

The following represents a summary of turnover by type of customer:

	Three months ended March 31,
	2004	2005
	(in thousands)
Commercial enterprise	£57,446	£55,867
Carrier	10,050	4,537

	67,496	60,404
Group Companies	302	—

Total turnover	£67,798	£60,404

4. Accounting policies adopted in the period

(i) FRS 17

During the period the Company adopted FRS 17 for the period commencing January 1, 2005 in place of Statement of Standard Accounting Practice (“SSAP”) 24 “Accounting for pension costs” (“SSAP 24”). This changes the measurement basis of the pension surplus or deficit and the amounts charged or credited to the consolidated profit and loss accounts and the consolidated statements of total recognized gains and losses (“STRGL”). The effect of these changes on the reported results for the three months ended March 31, 2005 and the financial position at March 31, 2005 are highlighted below:

	Three months ended March 31,
	2005
	(in thousands)
	FRS 17	SSAP 24
Credited/(charged) to the condensed consolidated profit and loss accounts
Operating profit	£(100)	£(100)
Finance charges, net	60	—

Net charge before taxation	£(40)	£(100)

The loss after taxation under FRS 17 is £5.6 million compared to £5.7 million under SSAP 24, during the three months ended March 31, 2005.

	Three months ended March 31,
	2005
	(in thousands)
	FRS 17	SSAP 24
Credited/(charged) to the condensed consolidated STRGL
Actuarial gain/(loss)	£960	£—

Increase/(decrease) in the recognized losses for the period	£960	£—

	March 31, 2005
	(in thousands)
Condensed consolidated balance sheets	FRS 17	SSAP 24
Debtors receivable in more than one year	£—	£1,795
Creditors falling due after more than one year	(1,454)	—

Increase/(decrease) in net liabilities	£(1,454)	£1,795

There have been no material changes to the pension schemes’ assumptions since the year ended December 31, 2004.

(ii) FRS 26

During the period the Company voluntarily adopted FRS 26. The objective of this standard is to establish principles for recognizing and measuring financial assets, financial liabilities and some contracts to buy or sell

Global Crossing (UK) Telecommunications Limited

Notes to the Condensed Consolidated Financial Statements (unaudited)—(Continued)

non-financial items. Adoption of this standard had a material impact on the Company’s financial position as the cross currency interest rate swap which was recorded at historical cost of nil is now designated as a cash flow hedge under FRS 26 and the Company measures and records the fair value of the cross currency interest rate swap on its consolidated balance sheets. Changes in fair value of the effective portions of the cross currency interest rate swap are reported in the consolidated statements of total recognized gains and losses and recognized in the consolidated profit and loss accounts when the hedged item is recognized in the consolidated profit and loss accounts. Any ineffective portion of the cross currency interest rate swap is recognized as a gain or loss in the consolidated profit and loss accounts in the current period. Adoption of this accounting policy achieves greater consistency with the accounting policy under accounting principles generally accepted in the United States (“US GAAP”). The effect of these changes on the reported results for the three months ended March 31, 2004 and 2005 and the financial position at December 31, 2004 and March 31, 2005 are highlighted below:

There is no impact on the condensed consolidated profit and loss accounts for the three months ended March 31, 2004 and 2005.

	Three months ended March 31,
	2004	2005
	(in thousands)
Charged to the condensed consolidated STRGL
Gain on derivative	£—	£(706)

Decrease in the recognized losses for the period	£—	£(706)

	December 31, 2004	March 31, 2005
	(in thousands)
Condensed consolidated balance sheets
Creditors falling due within one year	£(488)	£(405)
Creditors falling due after more than one year	(1,952)	(1,520)

Decrease in net assets	£(2,440)	£(1,925)

5. Taxation on loss on ordinary activities

	Three months ended March 31,
	2004	2005
	(in thousands)
Current taxation	£—	£2,153
Deferred taxation	—	1,132

Total taxation	£—	£3,285

6. Reconciliation of operating profit to operating cash flows

	Three months ended March 31,
	2004	2005
	(in thousands)
Operating profit/(loss)	£2,291	£(1,781)
Loss on disposal of assets	—	412
Depreciation	9,117	11,302
Working capital	(5,119)	(4,257)

Net cash inflow from operating activities	£6,289	£5,676

Global Crossing (UK) Telecommunications Limited

Notes to the Condensed Consolidated Financial Statements (unaudited)—(Continued)

7. Analysis of changes in net debt

	Cash	Finance leases	Senior Secured Notes	Short term deposits	Total
	(in thousands)
At January 1, 2005	£466	£(39,615)	£(195,335)	£20,727	£(213,757)
Cash flows	21,965	1,044	—	(20,727)	2,877
Other changes	—	(1,013)	(2,401)	—	(4,009)

At March 31, 2005	£22,431	£(39,584)	£(197,736)	£—	£(214,889)

8. Restructuring

As a result of the slowdown in the telecommunications industry, the Company’s Board of Directors approved a restructuring plan in 2001 which resulted in the elimination of positions across the Company’s business functions and job classes and the consolidation of offices and other real estate facilities. The table below details the movements in the restructuring reserve for the three months ended March 31, 2005:

	Employee redundancies	Facility Closing	Total
	(in thousands)
Balance at January 1, 2005	£2,384	£10,097	£12,481
Amounts charged to the profit and loss accounts	—	838	838
Adjustment from unwinding of discount	90	204	294
Utilized in the period	—	(815)	(815)

Balance at March 31, 2005	£2,474	£10,324	£12,798

Employee redundancy payments are expected to be made during the year ending December 31, 2005. The remaining facilities closing payments are expected to be made over the life of the associated lease agreements which terminate between the years 2010 and 2021.

9. Related parties

Transactions with Group Companies

The Company has a number of operating and financial relationships with GCL and other Group Companies. For example, the Company benefits from a broad range of corporate functions conducted by the GC Group, including senior management activities, human resources, corporate development and other functions and services. In addition, the Company has historically assisted the GC Group in terminating voice traffic within the UK while the GC Group assists the Company with terminating international voice traffic. In addition, the Company shares certain portions of its network with the GC Group, as well as certain personnel who may have functional responsibilities for both its business and GC Group’s European and global businesses. The Company also shares tax losses accrued by it and some of its affiliates with other UK entities of the GC Group.

The costs of these functions and services have been historically allocated on the basis that the GC Group believes is a reasonable reflection of the utilization of each service provided or the benefit received by each of the Group Companies. The allocated costs, while reasonable, may not necessarily be indicative of the costs that would have been incurred by the Company if it had performed these functions or received these services as a stand-alone entity.

In connection with its recapitalization during the fourth quarter of 2004, the Company entered into a series of intercompany agreements with the GC Group that were effective as of October 1, 2004 to formally document the way in which these relationships are governed and formalize the method of payment for the services under these agreements. Fees for these services are generally estimated and paid quarterly, with an annual make-whole payment for any outstanding amounts. The intercompany agreements are substantially the same as those that have informally governed the relationship between the GC Group and the Company, with the exception of the payment terms. The Company’s Board of Directors approved the terms of each intercompany agreement, which may be terminated (i) at the request of any party to such agreement with one year’s prior written notice or (ii)

Global Crossing (UK) Telecommunications Limited

Notes to the Condensed Consolidated Financial Statements (unaudited)—(Continued)

immediately in the event of a change of control under the indenture governing the Company’s senior secured notes or the maturity, redemption or defeasance of the senior secured notes, in each case pursuant to the terms of the indenture governing the notes.

There have been no material changes in the nature of the related party transactions with Group Companies during the three months ended March 31, 2005. The nature of these transactions are described in the financial statements for the year ended December 31, 2004. The following presents a summary of the total cost of the services included in costs of sales and administrative expenses in the condensed consolidated profit and loss accounts for the periods indicated:

	Three months ended March 31,
	2004	2005
	(in thousands)
Corporate Services	£3,058	£2,355
Shared Resources	217	157
Voice termination services	(1,979)	(1,593)
Other transactions	289	26

	£1,585	£945

The intercompany debtor balances were £3.8 million and £6.8 million and intercompany creditor balances were £5.7 million and £8.4 million at December 31, 2004 and March 31, 2005, respectively.

Loans from and to Group Companies

There were no intercompany loans due to or from the Group Companies at December 31, 2004 and March 31, 2005, respectively. The average intercompany loans balances outstanding during the three months ended March 31, 2004 and 2005 were £317.7 million and £nil million, respectively. During the three months ended March 31, 2004 and 2005, the Company repaid £22.7 million and £nil million of the loans to Group Companies, respectively.

10. Contingencies

Contingencies UK Office of Fair Trading. On August 23, 2002, an investigation was commenced by the UK Office of Fair Trading (the “OFT”) regarding an allegation that various subsea cable operator entities, including the Company, had engaged in an illegal agreement to collectively boycott a location in the UK as a means for the landing of subsea telecommunications cables in the UK. The Company responded to that investigation in 2002 denying the allegation.

In August 2003, the OFT extended its investigation in respect of allegations of price fixing and information sharing on the level of fees that the subsea entities would pay landowners for permission to land submarine telecommunication cables on their land in the UK. The Company responded to those allegations on October 10, 2003. The Company has cooperated fully with the investigation and has supplied additional factual materials including a number of formal witness statements. By letter dated December 2, 2004, the OFT informed the Company and others that its investigation is continuing and that it will be issuing a Statement of Objections to a number of parties under investigation. The OFT has not, however, indicated which parties will be receiving such a statement and to date no findings have been made against the Company and the Company continues to deny any wrongdoing. On April 15, 2005, the Company received a request for the production of certain information to which the Company has responded. If the OFT determines that the Company engaged in anti-competitive behavior, the OFT may impose a fine up to a maximum of 10% of the Company’s turnover in this field of activity in the UK for up to three years preceding the year on which the infringement ended.

Litigation

From time to time, the Company has been a party to various legal proceedings arising in the ordinary course of business. In the opinion of the Company’s directors there are currently no proceedings in respect of which

Global Crossing (UK) Telecommunications Limited

Notes to the Condensed Consolidated Financial Statements (unaudited)—(Continued)

there exists a reasonable possibility of adverse outcome that would have a material effect on the Company’s consolidated balance sheet, consolidated profit and loss accounts or consolidated cash flow statements.

11. Reconciliation to United States Generally Accepted Accounting Principles

The Company’s unaudited condensed consolidated financial statements have been prepared in accordance with UK GAAP, which differs in certain material respects from US GAAP. Such differences involve methods for measuring the amounts in the condensed consolidated financial statements, as well as additional disclosures required by US GAAP. The principal differences between UK GAAP and US GAAP applicable to the Company are quantified and described below.

Condensed consolidated income/(loss) & condensed consolidated equity shareholder’s deficit

The effects of the application of US GAAP on the condensed consolidated loss are set out below:

	Three months ended March 31,
	2004	2005
	(in thousands)
Loss, under UK GAAP	£(132)	£(5,619)
Push down of GCL’s fresh start accounting:
Deferred income	(1,551)	(1,172)
Depreciation and amortization	5,879	6,553
Long term IRU agreements	(93)	(274)
Third party services agreements	868	(18)
Restructuring costs	302	(48)
Straight line rent	(54)	19
Pensions	—	(80)
Dilapidation provisions	—	90
Share-based compensation	(131)	(227)
Income taxes	(1,567)	(2,660)

Net income/(loss), under US GAAP	£3,521	£(3,436)

The effects of the application of US GAAP on the condensed consolidated equity shareholder’s deficit are set out below:

	December 31, 2004	March 31, 2005
	(in thousands)
Restated equity shareholder’s deficit, under UK GAAP (see Note 4)	£(161,565)	£(170,397)
Push down of GCL’s fresh start accounting:
Reset of shareholder’s deficit	1,515	1,515
Deferred income	(6,477)	(7,649)
Depreciation and amortization	20,455	27,008
Long term IRU agreements	(394)	(668)
Third party services agreements	163	145
Restructuring costs	5,198	5,150
Straight line rent	56	75
Pensions	(793)	3,046
Dilapidation provisions	(140)	(50)
Income taxes	(4,690)	(5,664)

Shareholder’s deficit, under US GAAP	£(146,672)	£(147,489)

Global Crossing (UK) Telecommunications Limited

Notes to the Condensed Consolidated Financial Statements (unaudited)—(Continued)

Condensed consolidated statements of other comprehensive income/(loss)

The following presents the Company’s condensed consolidated statements of comprehensive income/(loss) prepared in accordance with US GAAP:

	Three months ended March 31,
	2004	2005
	(in thousands)
Net income/(loss), under US GAAP	£3,521	£(3,436)
Other comprehensive income/(loss):
Unrealized gain on derivative financial instrument	—	706

Comprehensive income/(loss)	£3,521	£(2,730)

There are no material tax effects related to the items included above.

Description of differences

A discussion of the material differences in the accounting principles, practices and methods used in preparing the audited consolidated financial statements in accordance with UK GAAP from the principles, practices and methods generally accepted in the United States of America is provided in our 2004 Annual Report to Senior Note Holders. Other than the adoption of FRS 17 and FRS 26 in the period there have been no new material variations between UK GAAP and US GAAP accounting principles, practices and methods used in preparing these condensed consolidated financial statements.

Following the adoption of FRS 17 and FRS 26 in the period, the reconciliation between UK GAAP and US GAAP has been updated as follows:

Pensions

Following the adoption of FRS17, the operating and financing costs of pension and post-retirement plans are recognized separately in the profit and loss account. Service costs are systematically spread over the service lives of the employees and financing costs are recognized in the period in which they arise. Financing costs include the interest cost and the expected return on assets (calculated using the market value of assets). The costs of past service benefit enhancements, settlements and curtailments are also recognized in the period in which they arise. The differences between actual and expected returns on assets during the year, including changes in actuarial assumptions, are recognized in the statement of total recognized gains and losses. The surplus or deficit in the plans is reported within the Group’s net liabilities.

Under US GAAP Statement of Financial Accounting Standard (“SFAS”) 87 “Employers’ Accounting for Pensions”, the current service cost, the interest cost and the expected return on assets are all charged (or credited) to operating profit. The difference between actual and expected returns on assets during the year, including changes in actuarial assumptions, are amortized through operating profit over the average remaining service lives of the employees. Unfunded accrued or prepaid pension costs must be recognized where the unfunded accumulated benefit obligation (being the actuarial present value of benefits attributed by the pension benefit formula to employee service rendered prior to that date and based on current and past compensation levels) exceeds the fair value of plan assets, an additional liability must also be recognized. If this liability exceeds the unrecognized prior service cost, the excess is recorded as an increase to shareholder’s deficit, net of tax.

Derivative accounting

Prior to the adoption of FRS 26 the Company recorded its cross currency interest rate swap at historical cost of nil, and disclosed its fair value. Following the adoption of FRS 26 the Company designated the cross currency interest rate swap as a cash flow hedge. Accordingly, the Company measures and records the fair value of the cross currency interest rate swap on its consolidated balance sheets. Changes in fair value of the effective portions of the cross currency interest rate swap are reported through the STRGL and recognized in the consolidated profit and loss accounts when the hedged item is recognized in the consolidated profit and loss accounts. Any ineffective portion of the cross currency interest rate swap is recognized as a gain or loss in the

Global Crossing (UK) Telecommunications Limited

Notes to the Condensed Consolidated Financial Statements (unaudited)—(Continued)

consolidated profit and loss accounts in the current period. The Company has chosen to retroactively restate its comparative financial statements for the adoption of FRS 26 in order to achieve consistency with its historical US GAAP financial statements.

Accordingly, there are no differences between the Company’s derivative accounting under UK GAAP and US GAAP SFAS 133 “Accounting for Derivative Instruments and Hedging Activities”.

Additional US GAAP Disclosures

Share-based compensation

The Company recognized £0.1 million and £0.2 million of stock-based compensation expenses during the three months ended March 31, 2004 and 2005, respectively. During the three months ended March 31, 2005, the Company did not award any share-based awards to its employees.

On March 18, 2005, the Board of Directors of GCL adopted the 2005 Annual Bonus Program (the “2005 Bonus Program”). The 2005 Bonus Program is an annual bonus applicable to substantially all employees of GCL, including employees of the Company, which is intended to retain such employees and to motivate them to help GCL achieve its financial goals. Each participant is provided a target award under the 2005 Bonus Program expressed as a percentage of base salary. Actual awards under the 2005 Bonus Program will be paid only if the Company achieves specified earnings and cash flow goals. Bonus payouts under the 2005 Bonus Program will be made half in cash and, subject to GCL shareholder approval of a sufficient increase in the shares available under the 2003 Global Crossing Limited Stock Incentive Plan, half in fully vested shares of common stock of GCL; provided that GCL’s Compensation Committee of the Board of Directors retains discretion to use cash rather than shares as the Committee deems fit. To the extent common shares are used for payment of bonus awards, such shares shall be valued based on the closing price on the NASDAQ National Market on the date financial results are certified by the Compensation Committee.

Classification Difference between UK and US GAAP

The following presents the Company’s condensed consolidated profit and loss accounts in accordance with US GAAP:

	Three months ended March 31,
	2004	2005
	(in thousands)
Revenue	£67,128	£58,988
Operating expenses	(62,446)	(52,893)

Operating profit	4,682	6,095
Interest expense, net	(2,223)	(7,063)
Other income, net	2,629	(3,093)

Income/(loss) before income taxes	5,088	(4,061)
Income tax benefit/(expense)	(1,567)	625

Net income/(loss)	£3,521	£(3,436)

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

The following is a discussion of our results of operations and current financial position. This discussion should be read in conjunction with our unaudited condensed consolidated financial statements and related notes included elsewhere in this report and the audited consolidated financial statements and related notes included in our Annual Report for the year ended December 31, 2004.

All references in this quarterly report to:

•	“we,” “us,” “our,” the “company” and “GCUK” refer to Global Crossing (UK) Telecommunications Limited and its consolidated subsidiaries.

•	the “issuer” refer to Global Crossing (UK) Finance Plc, a Company organized under the laws of England and Wales, and our direct, wholly owned finance subsidiary that is the issuer of the 10.75% dollar-denominated senior secured notes and the 11.75% sterling-denominated senior secured notes guaranteed by us and has had no trading activity, except where expressly stated otherwise or the context otherwise requires;

•	“GCL,” “Global Crossing,” “our parent” and “our parent company” refer to Global Crossing Limited, a company organized under the laws of Bermuda and our indirect parent company by which we are indirectly wholly owned. “Old parent company” or “old parent” refer to Global Crossing Ltd., a company formed under the laws of Bermuda and our parent company’s predecessor;

•	“BidCo,” “our immediate parent” and “our immediate parent company” refer to Global Crossing BidCo Limited, a company organized under the laws of England and Wales and our direct parent company by which we are directly wholly owned and which is indirectly wholly owned by GCL;

•	“group companies” refers to the group of companies owned directly or indirectly by GCL, including us; and

Certain statements under this caption “Operating and Financial Review and Prospects,” constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance or strategies. Such risks, uncertainties and other important factors include, among others:

•	deficiencies we have identified in our internal controls, processes and procedures;

•	our parent’s recent chapter 11 reorganization, financial restatement and other matters;

•	the potential adverse effect on us of a change in financial reporting in accordance with international financial reporting standards, or IFRS;

•	we rely on the services of our key personnel;

•	periodic reviews of our financial condition by certain of our governmental customers;

•	the level of competition in the marketplace;

•	surplus industry capacity and other factors that might decrease the price of our products and services;

•	weakness in the telecommunications industry;

•	the fact that our turnover is concentrated in a limited number of customers;

•	a substantial portion of our network is subject to a finance lease with Network Rail;

•	insolvency could lead to termination of certain of our contracts;

•	a change of control could lead to the termination of many of our government contracts;

•	the absence of firm commitments to purchase minimum levels of turnover or services in our commercial customer contracts;

•	our ability to avoid and mitigate any disruptions in the availability or quality of our service;

•	risks relating to the rating of our senior secured notes;

•	a review of our prices and services that is being conducted by the UK Foreign & Commonwealth Office;

•	increases in industry competition due to rapid technological changes;

•	limitations on our ability to control our costs while maintaining and improving our service levels;

•	the UK Office of Fair Trading is investigating concerns as to certain allegations of collusive behavior;

•	changes in government regulation of telecommunications services;

•	our reliance on third parties for the timely supply of equipment and services;

•	limitations on our ability to continue to develop effective business support systems;

•	the influence of our parent and actions our parent takes, or actions we are obliged to take as a result of our parent’s action, may conflict with our interests;

•	a number of our key personnel involved in managing our business have additional responsibilities within the group;

•	the sharing of corporate and operational services with our parent;

•	our directors’ potential conflicts of interest due to ownership of, or options to purchase, our parent’s stock;

•	limitations on our ability to develop and market new or existing commercial services successfully;

•	the return of assets to our parent if fraudulent conveyances to us by our parent occur;

•	terrorist attacks or other acts of violence; and

•	increased scrutiny of financial disclosure and the possibility of litigation.

We cannot guarantee that any forward-looking statement will be realized. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.

Overview

We are one of the leading UK providers of managed network services. We are an indirect wholly owned subsidiary, and the principal UK telecommunications business of Global Crossing. We derive turnover primarily from two types of customers; commercial enterprise and carrier customers. The majority of our telecommunications services revenues and cash flows are generated based on monthly recurring services.

First quarter 2005 Highlights

Margin Improvement

Gross profit margins, defined as turnover less cost of sales, increased to 30.1% in the first quarter of 2005 from 25.6% in the same period in 2004. This was largely as a result of our continued focus on reducing cost of access costs which were £18.5 million in the three months ended March 31, 2005 and represented 30.6% of turnover compared with £24.6 million and 36.3% of turnover in the same period in 2004.

Pricing and Volume Trends

The telecommunications services market in the UK remains highly competitive but pricing pressure is less pronounced in the managed services area than the other areas in which we operate. Rates have been reduced on a per unit basis in some areas but we have generally been able to maintain our turnover levels by increasing capacity and the number of services provided.

In our carrier business, we have focused on higher margin services and so have reduced our voice business where there is an overall over capacity in the market.

Customer Wins

We have won new contracts in the quarter, the most important of these being a 7 year, £56 million contract with the British Council.

Customer Losses

We have lost two contracts, one with the Royal Bank of Scotland and the other with BT Global Solutions, or BT, since the end of 2004 but neither of these was due to competitive pressures. In addition, the Department of Work and Pensions and Fujitsu have notified us that they will be discontinuing the purchase of certain of our data services. However, this is in line with expectations and as previously reported.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon the accompanying unaudited consolidated financial statements, which have been prepared in accordance with applicable UK accounting standards, or UK GAAP, the application of which requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and turnover and expenses and during the reporting period.

Certain of our accounting policies are deemed “critical,” as they are both most important to the financial statement presentation, and require management’s most difficult, subjective or complex judgments as a result of the need to make estimates about the effect of matters that are inherently uncertain. For a discussion of our critical accounting policies, see our annual report for the year ended December 31, 2004, as management believes there have been no significant changes regarding our critical accounting policies since such time, except for our policy related to pensions.

Pension Benefits

Our employees participate in two occupational pension schemes: the Railways Pension Scheme, which is a defined benefit scheme; and the Global Crossing Pension Scheme, which has a defined contribution section and a defined benefit section. The Company previously accounted for retirement benefits in accordance with, Statement of Standard Accounting Practice SSAP 24 “Accounting for Pension Costs,” or SSAP 24. The Company adopted the provisions of Financial Reporting Standard, or FRS, “Retirement Benefits,” or FRS 17 at January 1, 2005. Under US GAAP, pensions are accounted for in accordance with SFAS 87 “Employers’ Accounting for Pensions,” or SFAS 87.

FRS 17 replaces the use of the actuarial values for assessing pension costs under SSAP 24 in favor of a market-based approach. In order to cope with the volatility inherent in this measurement basis, FRS 17 requires that the profit and loss account shows the relatively stable ongoing service cost, the expected return on assets and the interest on the liabilities. Differences between expected and actual returns on assets, and the impact on the liabilities of changes in the assumptions, are reflected in the statement of total recognized gains and losses.

The pension assets, liabilities and expense recorded are based on a number of actuarial assumptions. These assumptions include discount rate, the expected long-term rate of return on plan assets and inflation rates. The assumptions are based on current market conditions, historical information and consultation with and input from our actuaries. These assumptions are reviewed annually for FRS 17 and SFAS 87, which differs from the triennially reviews used under SSAP 24. While we believe that the assumptions we used are appropriate based on available information, these assumptions may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter lives of participants. These differences may result in a significant impact on the amount of our future pension expense and resulting asset or liability.

International Financial Reporting Standards

We intend to provide consolidated financial statements in accordance with IFRS for our annual report for the year ending December 31, 2005. We have initiated a project to manage the transition from UK GAAP to IFRS and have begun the process of interpreting the applicable accounting standards, setting our future accounting policies in accordance with IFRS and identifying the detailed accounting and disclosure requirements that may necessitate changes to our financial information systems. As this project is still ongoing, we are not in a position to quantify the full effect of the differences between IFRS and UK GAAP on our results or financial position.

Recently Adopted UK GAAP Accounting Standards

FRS 17 was issued in November 2000, and the Company adopted its provisions on January 1, 2005. Upon adoption, the Company is required to recognize the value of the scheme assets at fair value and recognize actuarial gains and losses immediately through the consolidated statements of total recognized gains and losses. The impact of FRS 17 is further explained in Note 4 to the unaudited condensed consolidated financial statements. Given the immateriality of the cumulative adjustments and of the impact on each prior period, and the significant cost of achieving audited financial statements which reflect a retroactive adoption of FRS 17 through restatement for the comparative years ended December 31, 2002 and 2003, the Company has not restated prior periods. The consolidated financial statements for the year ended December 31, 2005 will be prepared on the basis of IFRS.

FRS 26 “Financial Instruments: Measurement,” or FRS 26 and FRS 25 “Financial Instruments: Disclosure and Presentation,” or FRS 25 were issued in December 2004. The Company adopted the provisions of FRS 26 and FRS 25 at January 1, 2005. Upon adoption of FRS 26, the Company was required to record its derivative instruments at fair value as either assets or liabilities on its balance sheets. Changes in the fair values of derivative instruments that are not designated as hedges and/or any ineffective portion of hedges is required to be recognized in the Company’s consolidated profit and loss accounts in the current period. Changes in the fair values of the derivative instruments used effectively as fair value hedges are required to be recognized in the consolidated profit and loss accounts, offset by the change in the value of the hedged item. Changes in the fair value of the effective portions of cash flow hedges are required to be reported in the consolidated statements of total recognized gains and losses and to be recognized in the consolidated profit and loss accounts when the hedged item is recognized in the consolidated profit and loss accounts. FRS 25 will be applied in presenting and disclosing information about all types of financial instruments, both recognized and unrecognized. The adoption of FRS 26 has not had a material impact on the Company’s results of operations. The adoption has had a material impact on the Company’s financial position. The impact is further explained in Note 4 to the unaudited interim financial statements. Comparative figures have been restated for FRS 26.

FRS 23 “Effects of Changes in Foreign Exchange Rates,” or FRS 23 was also issued in December 2004. The Company also adopted the provisions of FRS 23 at January 1, 2005. FRS 23 prescribes how a company should include foreign currency transactions and foreign operations in their financial statements and how it should translate financial statements into a presentation currency. The adoption of FRS 23 has not had a material impact on the Company’s results of operations or its financial position.

Trends and Factors Affecting Future Results

We believe that the most important factor affecting our future results will be our ability to maintain our existing customers, particularly our large commercial enterprise customers. We have long-term contracts with the majority of our commercial enterprise customers, and our ability to renew those contracts will be a primary factor in our financial success. Growing our relationships with our existing and new customers and migrating them to IP-based platforms are other important factors in increasing our turnover.

Historically, our attrition rate on commercial enterprise turnover from existing customers has approximated one to two percent on an annual basis. We expect our attrition rate to be higher in 2005. The Department of Work & Pensions of the UK Government and Fujitsu (as prime contractor under a contract through which we provide services to Her Majesty’s Customs & Excise, or HMCE) have notified us that they will be discontinuing the purchase of certain of our data services. In addition, BT and Royal Bank of Scotland have discontinued their voice and data services, respectively. As a result, our income streams on these contracts have decreased substantially.

Our strategy for addressing the pricing pressure that our industry is currently experiencing will be an important factor for our financial success. Although we are experiencing this in both the carrier sector and the commercial enterprise sector, it is more prevalent in the carrier sector. We are taking mitigating measures by focusing our strategy to selling more product and bandwidth to our carrier customers with the aim of retaining, or even improving, revenue and margins. However, our primary focus is on our commercial customers, and so we anticipate that we will be less affected by the aforementioned pricing trends than we otherwise would be.

We believe that a key success factor in acquiring new customers will be our ability to build cooperative relationships with system integrators, or SIs. Large commercial organizations are increasing their use of SIs to coordinate or manage the outsourcing of their telecommunications services. SIs have assisted us in pursuing new customers and have allowed us to bundle our services with the equipment or applications that they provide. We currently serve several very large customers through SI relationships and we will need to continue improving our ability to partner with successful SIs in order to win significant new commercial customers. In addition, we are looking to establish new commercial relationships with international as well as domestic enterprises.

Relationship with Our Parent Company and its Affiliates

Operational Relationships

There have been no changes in our operating and financial relationships with our parent company and its affiliates. See “—Operational Relationships” in our annual report.

Parent Restructuring

Our parent company underwent a financial restructuring process in 2004 that involved, among other things:

•	our entering into a bridge facility, to which we refer as the STT bridge facility, under which we borrowed $125.0 million; the proceeds of the STT bridge facility were used to repay a portion of certain amounts due to our immediate parent company under outstanding inter-company loans and the GCL group then used these funds for general corporate purposes,

•	our parent company entering into a restructuring agreement, or the restructuring agreement, with certain affiliates of STT, to restructure certain debt, including debt outstanding under the STT bridge facility, and

•	our issuance of the notes in connection with our parent company’s restructuring plan.

Financial Relationships

We serve as a source of funding for our parent company and its affiliates. Since the second quarter of 2003, we have periodically upstreamed a portion of our positive cash flow to our parent company and its affiliates to repay loans due to our immediate parent company, Bidco. By the end of 2004, there were no inter-company loans outstanding as a result of a combination of repayments and waivers. For a more detailed description of this, see “—Liquidity and Capital Resources—Financing” in our 2004 annual report.

We intend to continue to serve as a source of funding for our parent company and its affiliates. Subject to the covenants in the notes and applicable restrictions under English law, we will periodically upstream our excess cash flow through loans or dividends.

The proceeds of the offering of the notes and the implementation of the related restructuring and recapitalization of our parent and its subsidiaries contemplated by the restructuring agreement were necessary for our parent to meet its continued liquidity requirements. Our parent’s ability to fund its business plan is subject to certain risks and uncertainties. See Item 3.D. “Key Information—Risk Factors” of our 2004 annual report.

Results of Operations

The following table summarizes our profit and loss accounts for the three months ended March 31, 2004 and 2005.

	Three months ended March 31,
	2004	2005
	(in thousands)
Turnover	£67,798	£60,404
Cost of sales	(50,417)	(42,230)

Gross profit	17,381	18,174

Operating expenses:
Distribution costs	(2,785)	(2,552)
Administrative expenses	(12,305)	(17,403)

	(15,090)	(19,955)

Operating profit/(loss)	2,291	(1,781)

Finance charges, net	(2,423)	(7,123)
Taxation on loss on ordinary activities	—	3,285

Loss	£(132)	£(5,619)

The following table presents our profit and loss accounts for the three months ended March 31, 2004 and March 31, 2005, as a percentage of turnover:

	Three months ended March 31,
	2004	2005
Turnover	100.0%	100.0%
Cost of sales	(74.4)%	(69.9)%

Gross profit	25.6%	30.1%

Distribution costs	(4.1)%	(4.2)%
Administrative expenses	(18.1)%	(28.8)%

	(22.3)%	(33.0)%

Operating profit/(loss)	3.4%	(3.0)%

Finance charges, net	(3.6)%	(11.8)%

Taxation on loss on ordinary activities	(0.0)%	5.5%

Loss for the period	(0.2)%	(9.3)%

Turnover

	Three months ended March 31,
	2004	2005	Change	% Change
	(in thousands)
Commercial enterprise	£57,446	£55,867	£(1,579)	(2.8)%
Carrier	10,050	4,537	(5,513)	(54.9)%
Inter-company	302	—	(302)	(100.0)%

Total	£67,798	£60,404	£(7,394)	(10.9)%

The overall decrease in commercial enterprise turnover between the first quarter of 2004 compared with the same period in 2005 was primarily due to decreases in turnover from BT and Royal Bank of Scotland who discontinued their voice and data services with us from the end of 2004. We have also experienced a decline in turnover from HMCE and the UK Government’s Department of Work and Pensions due to their transition to alternative service providers. In addition, the Foreign and Commonwealth Office’s annual “value review” exercise which was started in April 2004 and has yet to be finalized, has led to a reduction in revenues in the first quarter of 2005 when compared with the same period in 2004 (see “Key Information—Risk Factors” of our annual report for more information on this). These turnover decreases were partially offset by an increase in revenue streams from one of our other key commercial enterprise customers.

The primary reason for the decrease in carrier turnover was as a result of the downsizing of our carrier voice business through pricing actions designed to maintain gross margins. This accounted for most of the reduction whilst the remainder was due to the loss of a data contract part way through 2004.

Cost of Sales

	Three months ended March 31,
	2004	2005	Change	% Change
	(in thousands)
Cost of access	£24,597	£18,510	£(6,087)	(24.7)%
Customer-specific costs(1)	7,943	7,092	(851)	(10.7)%
Depreciation and amortization	12,684	11,883	(801)	(6.3)%
Third-party maintenance	5,193	4,745	(448)	(8.6)%

	£50,417	£42,230	£(8,187)	(16.2)%

(1)	For operating leases and cost-plus arrangements only.

The decrease in our cost of sales is primarily attributable to our ability to manage our cost of access, decreasing it from 36.3% of turnover to 30.6% of turnover between the three-month periods ended March 31, 2004 and March 31, 2005. This change resulted mostly from lower carrier volumes, lower mobile phone rates as a result of the Office of Communication’s decision to order mobile phone companies to reduce their charges, and reduced BT line rentals as a result of the wholesale pricing change affected by the move to partial private circuits. Customer-specific costs reduced primarily as a result of the loss of a carrier revenue contract in mid 2004 whilst there were decreases in depreciation and amortization due to the write-off of excess connections costs during the three months ended March 31, 2004. Maintenance costs decreased mainly because of a renegotiated maintenance contract.

Operating Expenses

Distribution Costs

	Three months ended March 31,
	2004	2005	Change	% Change
	(in thousands)
Staff costs	£2,731	£2,379	£(352)	(12.9)%
Other	43	24	(19)	(44.2)%
Advertising and marketing	11	149	138	1,254.5%

	£2,785	£2,552	£(233)	(8.4)%

The reduction in our distribution costs was due to reduced staffing levels and lower bonuses.

Administrative Expenses

	Three months ended March 31,
	2004	2005	Change	% Change
	(in thousands)
Staff costs	£6,815	£6,564	£(251)	(3.7)%
Professional services	520	904	384	73.8%
Office expenses and facilities costs	4,509	4,775	266	5.9%
Depreciation	344	352	8	2.3%
Foreign exchange movements	(2,594)	2,676	5,270	(203.2)%
Management fee	3,275	2,574	(701)	(21.4)%
Restructuring charges	(953)	(210)	743	(78.0)%
Other	389	(232)	(621)	(159.6)%

	£12,305	£17,403	£5,098	41.4%

The increase in our administrative expenses from the first quarter of 2005 to the same period in 2004 was primarily due to unfavorable movements in foreign exchange rates resulting in a £2.7 million loss on our dollar-denominated bonds during 2005, as compared with a gain of £2.5 million non-sterling denominated inter-company balances during 2004. We also incurred additional professional services costs, largely accounting and consulting fees, during the three months ended March 31, 2005 due to our increased external reporting requirements. There was also a reduction in the credit relating to restructuring due to a change in our sublease assumptions. These increases were partially offset by a £0.7 million lower management fee due to reduced head-office costs, and the absence in 2005 of severance costs of £0.5 million.

Finance Charges, net. The increase in the first quarter of 2005 compared to the same period in 2004 was primarily due to £6.1 million of interest on the senior secured notes which were issued on December 23, 2004, partially offset by a £1.6 million decrease in interest on finance leases as a result of a decreased number of finance leases in 2005.

Taxation on loss on ordinary activities. For the three months ended March 31, 2004, no deferred tax asset was recognized due to the Company’s history of losses and uncertainty at that date of future taxable profits. At the end of 2004, the Company reassessed the position and recognized a £5.1m deferred tax asset due to sufficient positive evidence of the future realization of those assets. At March 31, 2005, the Company recorded a tax benefit of £3.2 million, comprising £1.1 million additional deferred tax asset and £2.2 million tax benefit on the first quarter’s losses that are expected to be utilized during the remainder of 2005.

Liquidity and Capital Resources

At March 31, 2005, we had net current assets of £10.3 million and £22.4 million of cash at bank and in hand and short term cash deposits as compared to net current assets of £8.0 million and £21.2 million of cash at bank and in hand and short term cash deposits at December 31, 2004.

Our liquidity requirements arise primarily from capital expenditures, interest expense, and to a lesser extent, working capital requirements. Since the second quarter of 2003, our cash flows from operations have been sufficient to meet our liquidity needs. Accordingly, we have periodically upstreamed a portion of our cash on hand and excess cash to our parent company and its affiliates, aggregating £22.7 million during the three months ended March 31, 2004 and £nil million during the three months ended March 31, 2005 due to the restrictions placed on us by the indenture governing our senior secured notes, or indenture. We expect that our parent company will continue to use us as a source of funding for itself and its affiliates, subject to the covenants in the indenture and restrictions under English law, and that we will continue, if approved by our board of directors, to periodically upstream our excess cash flow through loans or dividends. In view of the losses that we have accumulated, it will not be possible for us to pay dividends to our shareholder, an indirect subsidiary of our parent, until such time as these losses have been reduced to the extent of any available profit. It is anticipated, therefore, that we will not be in a position to pay dividends for some time, and any funds to be upstreamed to our parent would be made by us by way of an inter-company loan. Our ability to upstream cash to our parent and its affiliates by an inter-company loan is restricted by the indenture and by English law. These restrictions limit the amount and terms relating to funds sent to our parent and its affiliates. The terms of any inter-company loan made by us to our parent or its subsidiaries will be determined by our board of directors, including our independent board members. The terms of the senior secured notes permit certain upstream payments including, subject to certain restrictions, upstreaming at least 50% of our operating cash flow, as defined in the indenture.

Cash Flow

Net Cash Flow from Operating Activities

Our cash inflow/(outflow) before changes in working capital was £11.4 million in the three months ended March 31, 2004 and £9.9 million in the three months ended March 31, 2005. These were impacted primarily by the change in operating profit between the periods together with a higher depreciation charge in the most recent period. Working capital usage was similar in each period, being £4.3 million in the first quarter of 2005 compared with £5.1 million in the first quarter of 2004.

Returns on Investment and Servicing of Finance

We pay interest on our finance leases and the notes and receive interest income on our cash balance and on our own finance leases. Interest expense fluctuates from period to period as additional assets are covered by our finance leases and as current leases expire.

Capital Expenditure

In the next few years we expect to continue to pursue a focused and disciplined capital expenditure program. We plan to maintain and enhance our existing network in order to improve our services and to meet customer requirements. We anticipate that our capital expenditures for the medium term will consist almost exclusively of product development related expenditures tied to turnover growth (for example, investments in customer premises equipment) and maintenance expenses. However, we may have to increase our expenditures as a result of regulatory requirements or to keep up with technological innovations implemented by our competitors. Amounts spent in the first quarter of 2005 (£2.5 million) were in line with expenditure in the first quarter of 2004 (£2.7 million).

Financing

We finance our operations out of operating cash flows, finance leases and, in the past, loans from group companies. As our business continued to generate more cash in the first three months of 2004, we were able to repay £22.7 million of those loans, contributing to a net financing cash outflow of £23.3 million in that period. All inter-company loans were either repaid or waived by the end of 2004 and the only financing movements during the first quarter of 2005 have been related to finance leases, leading to a net financing outflow of £1.5 million.

Indebtedness

At March 31, 2005, we had £197.7 million of outstanding indebtedness related to senior secured notes, which were issued on December 23, 3004. We did not incur any new indebtedness during the three months ended Mach 31, 2005. See Item 5, “Operating and Financial Review and Prospects—Liquidity and Capital Resources”, of our 2004 annual report for a description of the senior secured notes. We are in compliance with all covenants under the indenture for the senior secured notes.

Inter-company Debt

Prior to the year ended December 31, 2002, we funded our operations primarily through loans and cash advances from our parent and BidCo. These loans did not bear interest but were payable on demand. At December 31, 2003, the balance under these loans was £328.9 million. Throughout 2004, we made periodic repayments on these loans from cash on hand and operating cashflow (£73.0 million), proceeds from the STT bridge facility (£68.6 million) and from the notes (£122.7 million). Inter-company trading debts due to the company of £3.6 million were assigned against the loan and the balance remaining (£61.0 million) was waived resulting in a zero balance as at December 31, 2004 and March 31, 2005.

Lease Obligations

Our lease obligations consist of finance leases and operating leases. We have three finance leases, the largest with Network Rail, which covers fiber and equipment on the rail network. The aggregate amount due under this lease is £29.5 million. The second finance lease aggregates payments of £5.7 million and covers voice equipment supporting the Foreign & Commonwealth Office contract. The third finance lease aggregates payments of £4.4 million and covers some of our voice customers in addition to our own private branch exchanges.

Our operating leases cover both leases of real property and leases of equipment. The real property leases require us to make payments aggregating approximately £84.4 million through 2025. Substantially all of the remaining operating lease obligations relate to voice equipment.

Off-Balance Sheet Arrangements

We no longer guarantee any indebtedness of our parent company.

Due to the adoption of FRS 26 during the three months ended March 31, 2005, our five-year cross currency interest rate swap transaction is recorded as a liability on our balance sheet.

Contractual Obligations

There has been no material change to our contractual cash commitments during the three months ended March 31, 2005.

MATERIAL DEVELOPMENTS IN THE BUSINESS

There have been several material developments in the first three months of 2005 that could not have been anticipated. The market remains aggressive in the UK for most telecommunications services, but less so in the area of managed services than for other services we offer. We have suffered two significant contract losses, in Royal Bank of Scotland and BT Global Solutions, but in both cases these were not lost to competitive pressure. Where rates are being reduced on a per unit basis we are still able, on the whole, to maintain overall turnover by selling higher capacity or additional services. We have been successful in securing a new $100 million, 7 year contract with British Council, and have a number of other large multi-year managed services deals in the pipeline. Turnover from these will start to be recognized later in 2005 as services are provisioned.

We are closely tracking the developments at BT as they start to assign contracts for the 21st Century Network, or 21CN, build out. We see this as a positive development as it will assist us in developing the kind of business that we focus on in the UK.

On the regulatory front we see a continued high level of activity with the Telecom Strategic Review, or TSR, expected this month, and indications are that we will not be disadvantaged by its outcome. The determination of the TSR, with respect to regulation of BT and its products including the 21CN, will have significance for the industry in general and Global Crossing in particular.

CONTROLS AND PROCEDURES

Review of Disclosure Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed by a public company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include many aspects of internal control over financial reporting.

Although we are not currently subject to Rule 13a-15 under the Exchange Act, in connection with the preparation of this quarterly report we have evaluated the effectiveness of our disclosure controls and procedures. As part of such review, we considered the evaluation by our parent company of the disclosure controls and procedures of the GC Group and have concluded that our disclosure controls and procedures were not effective at a reasonable assurance level as of March 31, 2005 due to deficiencies in our internal control over financial reporting. These deficiencies, which were previously identified as material weaknesses in internal control over financial reporting as of December 31, 2004 in our 2004 annual report can be summarized as follows: (i) we did not maintain appropriate control over non-routine processes, estimation processes and account reconciliations in the overall financial close process and (ii) we did not maintain appropriate control over the estimation processes for the allowances for bad debt and sales credits. Please see our annual report for a further description of these material weaknesses and a description of our remediation plan. We expect to complete implementation of the measures necessary to remediate the material weaknesses by the end of the third quarter of 2005.

Changes in Internal Control Over Financial Reporting

There were no material changes in our internal control over financial reporting during the first quarter of 2005.

During the first quarter of 2005, our parent began implementing remediation measures by hiring William I. Lees, Jr., an executive with accounting and financial management expertise, who commenced employment as Chief Accounting Officer for Global Crossing. Mr. Lees is responsible for overseeing all accounting and financial reporting matters of the Company. Additionally, on April 4, 2005, we hired William Ginn, an executive with accounting and financial management expertise, to serve as Vice-President Finance for GCUK.